UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2021

CLUBHOUSE MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-140645	99-0364697
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, D517

Las Vegas, Nevada 89103

(Address of principal executive offices) (Zip code)

(702) 479-3016

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into Material Definitive Agreement.

On July 12, 2021, Clubhouse Media Group, Inc. (the “Company”) entered into a Joint Services Agreement (the “Agreement”) with FinTekk AP, LLC, a Texas limited liability company (“FinTekk”), and Rick Ware Racing, LLC, a North Carolina limited liability company (“RWR”). FinTekk and RWR are professional motorsports racing and marketing companies providing services focused specifically in the NASCAR Cup Series, NASCAR Xfinity Series, the IndyCar Racing Series, and the IMSA Sports Car Championship Series. Pursuant to the Agreement, FinTekk and RWR agreed to provide certain services to the Company, and the Company agreed to provide certain services to RWR.

In general, FinTekk will provide the Company with marketing and branding consulting services utilizing the RWR racing platform, and will promote the Company as the primary brand for the NASCAR race events in which RWR participates in conjunction with the RWR platform.

RWR will provide racing car drivers as well as NASCAR and development team drivers and athletes currently competing in motor racing; and RWR will engage and integrate its social media team with the Company team members to collaborate, promote and market the Company to the racing fan bases of NASCAR and IndyCar through the use of each other’s social and digital media platforms.

The Company will engage and integrate its social media/influencer member network and production teams with RWR team members to collaborate, promote and market RWR racing efforts and racing and driver story lines through various media platforms operated or familiar to the Company.

The respective services of the parties under the Agreement will apply with respect to 11 races occurring from July 18, 2021 to September 26, 2021 (the “Events”); and the compensation under the Agreement for the respective services is payable with respect to each of the Events, as follows:

●	In return for the provision by FinTekk of its services, for each Event the Company will issue FinTekk 51,146 shares of the Company’s common stock, which will be issued on the first business day following the completion of the applicable Event.
●	In return for the provision by RWR of its services, for each Event the Company will pay RWR $113,636, which shall be due and payable to RWR on the first business day following the completion of the applicable Event.
●	In return for the provision by the Company of its services, for each Event RWR will pay the Company $90,909, which will be due and payable to the Company on the second business day following the completion of the applicable Event.

Any party may terminate the Agreement for convenience after 50% of the events have concluded and with two weeks’ prior written notice to the other parties. In addition, the Agreement may be terminated at any time by a party, with notice to the other parties, in the event that another other party materially breaches the terms or conditions of the Agreement, and such breach is either not capable of cure or, if capable of cure, is not cured within three days of written notice to the breaching party. Upon the termination or expiration of the Agreement, the parties will have no further obligations hereunder other than those which arose prior to such termination or which are explicitly set forth in the Agreement as surviving any such termination or expiration.

The Agreement contains customary representations and warranties of the parties, and customary provisions relating to confidentiality obligations, indemnification, and miscellaneous provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Joint Services Agreement dated as of July 12, 2021 by and among the registrant, FinTekk AP, LLC, and Rick Ware Racing, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 16, 2021	CLUBHOUSE MEDIA GROUP, INC.

	By:	/s/ Amir Ben-Yohanan
Amir Ben-Yohanan
Chief Executive Officer